                                                                    EXHIBIT 99.3


PROSPECTUS

                          EPOCH PHARMACEUTICALS, INC.


                        2,875,000 SHARES OF COMMON STOCK

          This Prospectus relates to the sale of up to 2,875,000 shares (the "Shares") of the common stock par value $.01 per share (the "Common Stock"), by Epoch Pharmaceuticals, Inc. ("Epoch" or the "Company") to holders of warrants issued by the Company in its initial public offering on September 29, 1993 (the "Public Warrants"). Each Public Warrant entitles the holder to purchase one share of Common Stock until September 29, 1998, at an exercise price equal to $6.50 per share of Common Stock, subject to certain adjustments. The Public Warrants are redeemable, in whole but not in part, for $.05 per Public Warrant, at the option of the Company, upon 30 days' written notice at any time after the market price of the Company's Common Stock has been at least 140% of the then effective exercise price of the Public Warrants for 30 consecutive business days ending within 15 days of the date of the notice of redemption. The Company intends to offer to exchange one new warrant to purchase one share of Common Stock until September 29, 2001, at an exercise price of $2.50 per share of Common Stock (the "Exchange Warrants") for every two Public Warrants. The Exchange Warrants will be redeemable, at $.05 per warrant, at the option of the Company, upon 30 days' written notice at any time after 18 months from the date that they are issued, provided that the market price of the Company's Common Stock has been at least 140% of the then effective exercise price of the Exchange Warrants for 20 consecutive business days ending within 15 days of the notice of redemption. See "Description of Securities - Warrants."

          The Common Stock and the Public Warrants of the Company trade on the OTC Bulletin Board under the symbols EPPH and EPPHW, respectively. The Company anticipates that the Exchange Warrants will trade on the OTC Bulletin Board.
On November 27, 1996, as reported by the OTC Bulletin Board, the closing bid price of a share of Common Stock of the Company was $0.94 and, on December 4, 1996, the closing bid price of a Public Warrant was $.16.

          THE COMMON STOCK OFFERED HEREBY INVOLVES A HIGH DEGREE OF RISK. SEE "RISK FACTORS."

THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION NOR HAS THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION PASSED UPON THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.


======================================================================================================
                                      Price to Warrant        Warrant Solicitation     Proceeds to the
                                      Holder                  Fee (1)                  Company (2)(3)
------------------------------------------------------------------------------------------------------
                                          $6.50                      $0.325                  $6.175
  Total (3)                           ----------------------------------------------------------------
                                       $18,687,500                  $934,375              $17,753,125
======================================================================================================

(1) The Company has agreed to pay a fee of 5% at the exercise price to NASD members who solicit the exercise of a Warrant. (See "Plan of Distribution")

(2) Before deducting estimated expenses payable by the Company of $55,000.

(3) To the extent Public Warrant holders exchange such warrants for Exchange Warrants, the proceeds to the Company on exercise will be lower. There is no assurance that any of the Warrants will be exercised and that the Company will receive any proceeds.

                The date of this Prospectus is December 9, 1996.

                               TABLE OF CONTENTS
                               -----------------

                                                                                                           PAGE
Available Information . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   2
The Company . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   3
Risk Factors  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   3
Use of Proceeds . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   7
Determination of Offering Price . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   7
Description of Securities . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   8
Plan of Distribution  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  10
Experts . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  10
Limitation on Liability and Disclosure of Commission Position on Indemnification For
     Securities Act Liabilities . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  10
Incorporation of Certain Documents by Reference . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  11


         No person is authorized to give any information or to make any representations, other than those contained or incorporated by reference in this Prospectus, in connection with the offering described herein, and, if given or made, such information or representations must not be relied upon as having been authorized by the Company or any underwriters, brokers or agents. This Prospectus does not constitute an offer to sell, or a solicitation of an offer to buy, nor shall there be any sale of these securities by any person in any jurisdiction in which it is unlawful for such person to make such offer, solicitation or sale. Neither the delivery of this Prospectus nor any sale made hereunder shall under any circumstances create an implication that the information contained herein is correct as of any time subsequent to the date hereof.

                             AVAILABLE INFORMATION

         The Company is subject to the informational requirements of the Exchange Act of 1934 and in accordance therewith files reports, proxy statements and other information with the Securities and Exchange Commission (the "Commission"). Such reports, proxy statements and other information can be inspected and copied at the public reference facilities maintained by Commission at Judiciary Plaza, 450 Fifth Street, N.W., Washington, D.C. 20549, and at the Commission's regional offices at 500 West Madison Street, Chicago, Illinois 60606 and 7 World Trade Center, New York, New York 10048. Copies of such material can also be obtained at prescribed rates from the Public Reference Section of the Commission at its principal office at Judiciary Plaza, 450 Fifth Street, N.W., Washington, D.C. 20549. The Commission maintains a Web site at http:www.sec.gov containing reports, proxy and information statements and other information regarding registrants, such as the Company, that file electronically with the Commission.

         This Prospectus does not contain all of the information set forth in the Registration Statement of which this Prospectus is a part and which the Company has filed with the Commission. For further information with respect to the Company and the securities offered hereby, reference is made to the Registration Statement, including the exhibits filed as a part thereof, copies of which can be inspected at, or obtained at prescribed rates from, the Public Reference Section of the Commission at the address set forth above. Additional updating information with respect to the Company may be provided in the future by means of appendices or supplements to this Prospectus.

                                  THE COMPANY

         The Company was incorporated in Delaware on August 14, 1985, under the name MicroProbe Corporation and changed its name in December 1995 to Epoch Pharmaceuticals, Inc. Its principal office is located at 1725 220th Street, No. 104, Bothell, Washington 98021. Its telephone number is (206) 485-8566.

                                  RISK FACTORS

         In addition to the other information in this Prospectus, the following risk factors should be considered carefully in evaluating the Company and its business before purchasing the Common Stock offered hereby. An investment in the Common Stock offered hereby is speculative in nature and involves a high degree of risk. No investment in the Common Stock should be made by any person who is not in a position to lose the entire amount of such investment.

         The statements contained in this Prospectus that are not purely historical are forward looking statements, including statements regarding the Company's expectations or intentions regarding the future. Actual results could differ materially from those discussed in the forward-looking statements. Among the factors that could cause actual results to differ materially are those discussed below.

LIMITED OPERATING HISTORY, EXPECTATION OF FUTURE LOSSES AND WORKING CAPITAL DEFICIT

         The Company was organized in 1985 and to date has generated limited revenues from the sale of diagnostic products and from research and development grants and has realized no revenues from sales of therapeutic products. The Company has sold substantially all of its diagnostic products assets. From its inception through September 30, 1996, the Company has incurred a cumulative deficit of approximately $47.4 million. The Company expects to incur additional losses as it expands its research and development efforts, and there can be no assurance that the Company will ever achieve profitability. As of September 30, 1996, the Company had working capital of $4.5 million and will need additional funding to continue its research and development activities. See "Future Capital Needs and Uncertainty of Additional Funding." There also can be no assurance that the Company will not encounter substantial delays and unexpected expenses related to research, development, production and marketing or other unforeseen difficulties.

FUTURE CAPITAL NEEDS AND UNCERTAINTY OF ADDITIONAL FUNDING

         The Company has expended, and will continue to expend in the future, substantial funds to complete the research and development of its therapeutic products, all of which are in the discovery or early development stage. Based on its currently planned programs, the Company anticipates that its financial resources should be adequate to satisfy its capital and operating requirements for 15 months from September 30, 1996. The Company anticipates that it will seek additional funding through public or private sales of its securities, including equity securities, and through collaborative or other arrangements with corporate partners. Adequate funds, whether through financial markets or collaborative or other arrangements with corporate partners or from other sources, may not be available when needed or on terms acceptable to the Company. Insufficient funds may require the Company to delay, scale back or eliminate certain or all of its research and development programs or to license third parties to commercialize products or technologies that the Company would otherwise seek to develop itself.

TECHNOLOGICAL UNCERTAINTY AND EARLY STAGE OF PRODUCT DEVELOPMENT

         The science and technology of oligonucleotide-based products is rapidly evolving. The Company's proposed therapeutic products are in the discovery or early development stage. The proposed therapeutic products will require significant further research, development, testing and regulatory clearances and are subject to the risks of failure inherent in the development of products based on innovative technologies. These risks include the possibility that any or all of the proposed products are found to be ineffective or unsafe, or otherwise fail to receive necessary regulatory clearances, that the proposed products, although effective, are uneconomical to market, that third parties hold proprietary rights that preclude the Company from marketing them, or that third parties market a superior or equivalent product. Accordingly, the Company is unable to predict whether its research and development activities will result in any additional commercially viable products.

DEPENDENCE ON THIRD PARTIES FOR CLINICAL TESTING, MANUFACTURING AND MARKETING

         The Company does not have the resources, and does not presently intend, to conduct human clinical trials or manufacture any of its proposed products. The Company is seeking corporate partners to conduct such activities for its proposed products. There is no assurance that the Company will be able to enter into any such arrangements on this or any other basis. In the event the Company is unable to arrange third party clinical testing, manufacturing and distribution for proposed products, it may not be able to commercialize it products.

PATENT AND PROPRIETARY TECHNOLOGY DISPUTES

         The patent position of a biomedical company may involve complex legal and factual issues. As of September 30, 1996, the Company has three issued U.S. patents, one allowed U.S. patent and ten pending U.S. patent applications.
There are international patent applications corresponding to many of the U.S. patents and patent applications. The Company also has an exclusive worldwide license from Yale University for one application owned jointly by the Company and Yale University. The Company has an exclusive, worldwide license for one issued U.S. patent owned by Virginia Mason Research Center ("VMRC"), Seattle Washington. There can be no assurance that issued patents will provide significant proprietary protection, that pending patents will be issued, or that products incorporating the technology in issued patents or pending applications will be free of challenge from competitors.

         The biomedical industry has been characterized by extensive litigation regarding patents and other intellectual property rights. The Company was a defendant in one such action which has been settled. Although patent and intellectual property disputes in the biomedical area have often been settled through licensing or similar arrangements, costs associated with such arrangements may be substantial and there can be no assurance that necessary licenses would be available to the Company on satisfactory terms or at all. Accordingly, an adverse determination in a judicial or administrative proceeding or failure to obtain necessary licenses could prevent the Company from manufacturing and selling its products, which would have a material adverse effect on the Company's business, financial condition and results of operations.

COMPETITION AND TECHNOLOGICAL CHANGE

         Many companies are engaged in research and development on gene therapy and oligonucleotide-based therapeutic products, including many which are substantially more advanced in their development activities. Many of these companies have substantially greater capital resources, larger research and development and marketing staffs and facilities and greater experience in developing products, conducting clinical trials and obtaining regulatory approval than the Company. Furthermore, the field in which the Company operates is subject to significant and rapid technological change.
Accordingly, even if the Company's products or proposed products can be successfully introduced, there can be no assurance that the Company's technologies will not be replaced by new technologies or that products or proposed products of the Company will not be rendered obsolete or non-competitive.

LIMITED MANUFACTURING AND MARKETING CAPABILITY

         The Company has no experience in manufacturing and marketing therapeutic products and expects that it will require one or more corporate partners with significantly greater resources and experience to market such therapeutic products. There is no assurance that the Company will be able to enter into such arrangements on favorable terms or at all.

UNCERTAIN MARKET ACCEPTANCE

         The Company's therapeutics research program is in a very early stage and is not expected to develop commercial products for many years, if at all. There can be no assurance that the Company's therapeutic products will be accepted by the market at that time.

GOVERNMENT REGULATION

         The development, testing, manufacturing and marketing of the Company's products in the United States are regulated by the U.S. Food and Drug Administration ("FDA"), which generally requires governmental clearance of such products before they are marketed. The process of obtaining FDA and other required regulatory approvals is lengthy, expensive and uncertain. Moreover, regulatory approval, if granted, may include significant limitations on the indicated uses for which a product may be marketed. Failure to comply with applicable regulatory requirements can result in, among other things, fines, suspensions of approvals, product seizures, injunctions, recalls of products, operating restrictions and criminal prosecutions. The Company's proposed therapeutic products will be subject to a lengthy regulatory process, including pre-clinical studies, clinical trials and extensive FDA review, which generally takes many years and requires the expenditure of substantial resources. Delays in receipt of or failure to receive clearances to commence clinical studies or to market products, or loss of previously received clearances, would adversely affect the marketing of the Company's proposed products and the results of future operations. Commercial distribution in most foreign countries also is subject to varying government regulations. In addition, federal, state and international government regulations regarding the manufacture and sale of health care products and are subject to future change, and additional regulations may be adopted which may prevent the Company from obtaining, or affect the timing of, future regulatory clearances and may adversely affect the Company.

TERMINABLE LICENSE AND COLLABORATIVE AGREEMENTS

         Certain of the Company's licenses are terminable if the Company does not make certain minimum annual payments, meet certain milestones or diligently seek to commercialize the underlying technology. In addition, the Company's related collaborative and consulting agreements are generally terminable upon 30 to 60 days written notice.

LACK OF FULL-TIME CHIEF EXECUTIVE OFFICER, CHIEF FINANCIAL OFFICER

         Fred Craves currently serves as the Company's Chief Executive Officer, and Sanford S. Zweifach currently serves as the Company's President and Chief Financial Officer. Such officers, however, currently serve in their respective positions on a part-time basis. Although they devote a substantial portion of their time to the Company, they also devote substantial portions of their time to their positions at other entities.

DEPENDENCE ON KEY PERSONNEL

         The Company is dependent upon its key management and technical personnel and consultants, and its future success will depend partially upon its ability to retain these persons and to recruit additional qualified personnel. The Company must compete with other companies, universities, research entities and other organizations in order to attract and retain highly qualified personnel. Although the Company has entered into employment agreements with its key executive officers, there can be no assurance that the Company will be able to retain such highly qualified personnel or hire additional qualified personnel. The Company currently does not maintain key man insurance on any of its management or technical personnel.

NO EXCHANGE OR NASDAQ LISTING; PENNY STOCK RESTRICTIONS

         The Company's Common Stock is not listed on any exchange or Nasdaq System. The Company's Common Stock is reported on the OTC Bulletin Board. Because the Company's shares are not listed on the Nasdaq System, they are subject to the regulations regarding trading in penny stocks (i.e.

those securities trading for less than $5.00 per share). The following is a list of the restrictions on the sale of penny stocks.

         1. Prior to the sale of a penny stock by a broker-dealer to a new purchaser, the broker-dealer must make a determination as to whether the purchaser is suitable to invest in penny stocks. To make that determination, a broker-dealer must obtain, from a prospective investor, information regarding the purchaser's financial condition and investment experience and objectives. Subsequently, the broker-dealer must furnish the purchaser with a written statement setting forth the basis of the suitability finding.

         2. A broker-dealer must obtain from the purchaser a written agreement to purchase the security. This agreement must be obtained for every purchase until the purchaser becomes an "established customer."

         3. The Securities Exchange Act requires that prior to effecting any transaction in any penny stock, a broker-dealer must provide the purchaser with a "risk disclosure document" that contains, among other things, a description of the penny stock market and how it functions and the risks associated with such investments. These disclosure rules are applicable to both purchases and sales by investors.

         4. A dealer that has sold a customer a penny stock security must send that customer within ten days after the end of each calendar month a written account statement including prescribed information relating to the security.

         As a result of the lack of listing of the Company's securities on an exchange or the Nasdaq System and the rules regarding transactions in penny stocks, the liquidity and salability of the Company's securities may be substantially impaired. There is no assurance that the Company's current market-makers will continue to make a market in the Company's securities, or that any market for the Company's securities will continue.

FEDERAL AND STATE REGISTRATION REQUIREMENTS; POSSIBLE INABILITY TO EXERCISE WARRANTS

         Holders of Public Warrants will have the right to exercise the Public Warrants only if a Registration Statement relating to the shares underlying the Public Warrants is then in effect and only if such shares are qualified for sale under applicable state securities laws of the states in which the various holders of the Public Warrants reside. There can be no assurance that the Company will be able to keep the Registration Statement of which this Prospectus forms a part or any other registration statement covering such shares effective. There can also be no assurance that such shares will be registered in the states in which holders of the Public Warrants reside. See "Description of Securities
- Warrants."

POSSIBLE REDEMPTION OF PUBLIC WARRANTS

         The Public Warrants may be redeemed by the Company, in whole but not in part, under certain circumstances upon 30 days' prior written notice at a price of $.05 per warrant. Although the holders of Public Warrants have the right to exercise their Public Warrants during the 30 days prior to the date of redemption set by the Company, a holder may be unable (for financial or other reasons) to exercise the Public Warrants at the time such holder received notice of redemption. The Public Warrants will have no value except for the redemption price upon the close of business on the date of redemption. See "Description of Securities - Warrants."

NO DIVIDENDS AND NONE ANTICIPATED

         The Company has not paid any dividends on its Common Stock since its inception and does not contemplate or anticipate paying any dividends upon its Common Stock in the foreseeable future. It is currently anticipated that earnings, if any, will be used to finance the development and expansion of the Company's business.

MARKET VOLATILITY

         The market price of the Company's Common Stock may be highly volatile. The securities of biotechnology companies have experienced extreme price and volume fluctuations, which have often been unrelated to the companies' operating performance. Announcements of technological innovations for new commercial products by the Company or its competitors, developments concerning proprietary rights or governmental regulation or general conditions in the biotechnology industry may have a significant effect on the Company's business and on the market price of the Company's securities. Sales of a substantial number of shares of Common Stock by existing security holders could also have an adverse effect on the market price of the Company's securities.

SHARES AVAILABLE FOR RESALE; REGISTRATION RIGHTS; POSSIBLE DILUTIVE EFFECT OF OUTSTANDING OPTIONS AND WARRANTS

         Sales of substantial numbers of the Company's Common Stock in the public market could adversely effect the market price of the Common Stock. As of November 4, 1996, the Company had 14,723,856 shares of Common Stock outstanding, 8,600,023 shares of stock issuable upon exercise of outstanding warrants and an additional 1,305,139 shares of stock issuable upon exercise of outstanding options. Of the outstanding shares and shares issuable upon exercise of warrants and options, substantially all are freely tradable without restriction under the Securities Act of 1933, as amended (the "Securities Act") or registered for resale under a registration statement filed by the Company on September 25, 1996. Such registration statement covered the resale of 5,000,000 shares sold by the Company in a private placement in June 1996 and an additional 2,500,000 shares issuable upon exercise of warrants sold in that private placement. Upon effectiveness of such registration statement, those 7,500,000 shares shall also be freely tradable. In addition, holders of shares of outstanding Common Stock and Warrants to purchase other shares of Common Stock who are eligible have requested inclusion in such registration statement. Shares issued upon the exercise of stock options under the Company's stock option plans are also generally freely tradable without restriction. As a result, substantially all of the Company's Common Stock outstanding and issuable upon the exercise of warrants and options will be freely tradable by the holders thereof. To the extent the Public Warrants are exchanged for Exchange Warrants, fewer shares of Common Stock would be freely tradeable. If holders cause a large number of shares to be sold in the public market, such sales may have a material adverse effect on the market price of the Common Stock.


                                USE OF PROCEEDS

         Holders of the Public Warrants are not obligated to exercise their Public Warrants, and there can be no assurance that the Public Warrant holders will choose to exercise all or any of the Public Warrants. In the event all of the outstanding Public Warrants are exercised, the net proceeds to the Company would be $17,753,125, after deducting the warrant solicitation fee and excluding other expenses associated with the offering. To the extent that holders exchange the Public Warrants for Exchange Warrants, and such Exchange Warrants are exercised, the Company will receive approximately $3,500,000 in proceeds. The Company anticipates any proceeds received upon exercise of the Public Warrants or Exchange Warrants will be used to fund research and development activities related to the Company's oligonucleotide therapeutic compounds.

                        DETERMINATION OF OFFERING PRICE

         The exercise price of the Public Warrants was established by the Company and its underwriters at the time of public offering of the Public Warrants in September 1993. The exercise price of the Exchange Warrants was established by the Company in order to make them equivalent with the warrants that were issued in the June 1996 private offering of Units where the exercise price is $2.50 per share.

                           DESCRIPTION OF SECURITIES

GENERAL

         The Company's authorized capital stock consists of 30,000,000 shares of Common Stock, $.01 par value per share and 10,000,000 shares of Preferred Stock with such rights as the Board may determine. As of November 4, 1996, there were 14,723,856 shares of Common Stock outstanding held of record by 233 stockholders and 2,875,000 Public Warrants, held of record by 233 Public Warrant holders.

COMMON STOCK

         The holders of outstanding shares of Common Stock are entitled to receive dividends out of assets legally available therefor at such times and in such amounts as the Board of Directors may, from time to time, determine. Each stockholder is entitled to one vote for each share of Common Stock held and there is no cumulative voting in the election of directors. The Common Stock is not entitled to preemptive rights and is not subject to redemption or conversion. Upon liquidation, dissolution or winding-up of the Company, the assets legally available for distribution to stockholders are distributable ratably among the holders of the Common Stock after payment of other claims of creditors. All outstanding shares of Common Stock are, and the shares of Common Stock to be issued pursuant to this offering will be, validly issued, fully paid and nonassessable.

PREFERRED STOCK

         The Board of Directors will have authority to issue up to 10,000,000 shares of Preferred Stock, $0.01 par value, and to fix the rights, preferences, privileges and restrictions, including voting rights, of those shares without any future vote or action by the stockholders. The rights of the holders of the Common Stock will be subject to, and may be adversely affected by, the rights of the holders of any Preferred Stock that may be issued in the future. The issuance of Preferred Stock could have the effect of making it more difficult for a third party to acquire a majority of the outstanding voting stock of the Company, thereby delaying, deferring or preventing a change in control of the Company. Furthermore, such Preferred Stock may have other rights, including economic rights senior to the Common Stock, and, as a result, the issuance thereof could have a material adverse effect on the market value of the Common Stock. The Company has no present plans to issue shares of Preferred Stock.

PUBLIC WARRANTS

         The Public Warrants were issued pursuant to an agreement, dated as of September 29, 1993, and amended June 21, 1996 (the "Warrant Agreement"), between the Company and American Stock Transfer & Trust Company, as warrant agent (the "Warrant Agent"). The following discussion of the material terms and provisions of the Public Warrants is qualified in its entirety by reference to the detailed provisions of the Warrant Agreement, the form of which has been filed as an exhibit to the Registration Statement of which this Prospectus forms a part.

         Each Public Warrant entitles the holder to purchase at any time until September 29, 1998, one share of Common Stock at an exercise price of $6.50, subject to certain adjustments. In June 1996, the Company announced that it intends to exchange for every two Public Warrants, one Exchange Warrant. The exercise price of the Public Warrants and the number of shares of Common Stock underlying such Public Warrants are subject to adjustment for stock splits, stock dividends and similar events. The Public Warrants do not contain anti-dilution provisions relating to issuances or sales of

Common Stock at prices below the exercise price or the then prevailing market price of the Common Stock. The Public Warrants may be exercised in whole or in part.

         The Company may redeem the Public Warrants, in whole but not in part, at the option of the Company upon not less than 30 days' nor more than 60 days' notice at a price of $.05 per warrant, providing the market price of the Company's Common Stock has been at least 140% of the then effective exercise price of the Public Warrants for 30 consecutive business days ending within 15 days of the date of the notice of redemption. For purposes of redemption of the Public Warrants, the market price of a share of Common Stock on any date is the last sale price (or highest reported bid price if the stock is not traded on a national securities exchange or the Nasdaq National Market) on such date.

         The Company presently anticipates that the Exchange Warrants would be redeemable, in whole but not in part, at the option of the Company upon not less than 30 days' nor more than 60 days' notice at any time after 18 months from the date that they are issued, at a price of $.05 per warrant, providing the market price of the Company's Common Stock would have been at least 140% of the then effective exercise price of the Exchange Warrants for 20 consecutive business days ending within 15 days of the date of the notice of redemption. For purposes of redemption of the Exchange Warrants, the market price of a share of Common Stock on any date is the last sale price (or highest reported bid price if the stock is not traded on a national securities exchange or the Nasdaq National Market) on such date.

         The Company presently anticipates that, in the event the Company exercises its right to redeem the Exchange Warrants, such Exchange Warrants will be exercisable until the close of business on the date fixed for redemption in such notice. If any Exchange Warrant called for redemption is not exercised by such time, it would cease to be exercisable and the holder thereof will be entitled only to the redemption price.

         For a holder to exercise the Public Warrants or the Exchange Warrants, there must be a current registration statement in effect with the Commission and qualification with or approval from various state securities agencies with respect to the shares or other securities underlying the Public Warrants or the Exchange Warrants, or an opinion of counsel for the Company that there is an exemption from registration or qualification. As long as the Public Warrants or the Exchange Warrants remain outstanding and exercisable, the Company is required to maintain an effective registration statement with respect to the shares issuable on exercise of such warrants. There can be no assurance, however, that such registration statement can be kept current. If a registration statement covering such shares of Common Stock is not kept current for any reason, or if the shares underlying the warrants are not registered in the state in which a holder resides, the warrants will not be exercisable and the value thereof will be impaired.

OTHER WARRANTS

         As of September 30, 1996, there were other warrants outstanding to purchase an aggregate of 4,825,023 shares of Common Stock at exercise prices ranging from $0.30 to $10.40 per share.

REGISTRATION RIGHTS

         The Company is obligated to keep the Registration Statement, of which this Prospectus is a part, effective during the period of the exercisability of the Public Warrants, or until September 29, 1998. The Company is also obligated to file and maintain the effectiveness of a Registration Statement on Form SB-2 covering an aggregate of 10,428,365 shares of Common Stock, including shares issuable upon exercise of warrants until September 21, 1999 or the date on which all shares may be sold without volume limitations under Rule 144.

         These registration rights could result in substantial future expense to the Company and could adversely affect any future equity or debt financing. Furthermore, the registration and sale of Common Stock of the Company held by or issuable to the holders of registration rights, or even the potential of such sales, could have an adverse effect on the market price of the securities offered hereby.

TRANSFER AGENT, REGISTRAR AND WARRANT AGENT

         The stock transfer agent, registrar and warrant agent for the Common Stock and the Company's Public Warrants is American Stock Transfer & Trust Company.

                              PLAN OF DISTRIBUTION

         The Common Stock offered hereby will be issued to the holders of the Public Warrants and/or the Exchange Warrants upon exercise of the Warrants at the option of the holders thereof, in accordance with the terms of such warrants. See "Description of Securities."

         Upon the exercise of any warrant, to the extent not inconsistent with the guidelines of the NASD and the rules and regulations of the Commission, the Company has agreed to pay to any NASD member who solicits the exercise of any of the warrants a fee of 5% of the exercise price of such warrant if (i) the market price of the Company's Common Stock is greater than the exercise price of such warrant on the date of exercise; (ii) such warrant is not held in a discretionary account; and (iii) the solicitation of such warrant was not in violation of Rule 10b-6 promulgated under the Securities Exchange Act of 1934, as amended.

                                    EXPERTS

         The financial statements of Epoch Pharmaceuticals, Inc. as of December 31, 1995 and for each of the years in the two-year period ended December 31, 1995 have been incorporated by reference herein and in the Registration Statement in reliance upon the report of KPMG Peat Marwick LLP, independent certified public accountants, incorporated by reference herein, and upon the authority of said firm as experts in accounting and auditing.


         The report of KPMG Peat Marwick LLP refers to a change in the method of accounting for marketable debt and equity securities effective January 1, 1994.

         The report of KPMG Peat Marwick LLP dated February 29, 1996 contains an explanatory paragraph that states that the Company has suffered recurring losses from continuing operations which raises substantial doubt about its ability to continue as a going concern. The financial statements do not include any adjustments that might result from the outcome of that uncertainty.


                     LIMITATION ON LIABILITY AND DISCLOSURE
                   OF COMMISSION POSITION ON INDEMNIFICATION
                         FOR SECURITIES ACT LIABILITIES

         The by-laws of the Company provide for indemnification of the Company's directors and officers to the fullest extent permitted by law. Insofar as indemnification for liabilities under the Securities Act may be permitted to directors, officers or controlling persons of the Company pursuant to the Company's Certificate of Incorporation, as amended, by-laws and the Delaware General Corporation Law (the "DGCL"), the Company has been informed that in the opinion of the Commission such indemnification is against public policy as expressed in such Act and is therefore unenforceable.

                INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

         The documents listed below have been filed by the Company with the Commission under the Exchange Act and are incorporated by reference herein:

         a. The Company's Annual Report on Form 10-KSB for the fiscal year ended December 31, 1995, filed with the Commission on April 11, 1996.

         b. The Company's Quarterly Reports on Form 10-QSB for the quarter ended March 31, 1996, filed with the Commission on May 10, 1996, for the quarter ended June 30, 1996, filed with the Commission on August 13, 1996 and for the quarter ended September 30, 1996, filed with the Commission on November 14, 1996.

         c.      The Company's Current Reports on Form 8-K filed July 5, 1996.

         d. The Company's Proxy Statement and Supplement to Proxy Statement for its Annual Meeting filed August 30, 1996, and September 16, 1996, respectively.

         e. The description of the Company's Common Stock contained in the Company's Registration Statement on Form 8-A filed under the Exchange Act, including any amendment or report filed for the purpose of updating such description.

         f. All other reports filed by the Company pursuant to Section 13(a) or 15(d) of the Exchange Act since the end of the Company's fiscal year ended December 31, 1995.

         All documents filed by the Company pursuant to Section 13(a), 13(c), 14 and 15(d) of the Exchange Act subsequent to the date of this Prospectus and prior to the filing of a post-effective amendment which indicates that all securities offered have been sold or which deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference in this Prospectus and to be part hereof from the date of filing such documents.

         Any statement contained in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Prospectus to the extent that a statement contained herein, or in any other subsequently filed document that also is or is deemed to be incorporated by reference herein, modifies or supersedes such statement. Any statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Prospectus.

         The Company will provide, without charge, to each person to whom a copy of this Prospectus is delivered, upon written or oral request of such person, a copy of any and all of the information that has been or may be incorporated by reference herein (other than exhibits to such documents unless such exhibits are specifically incorporated by reference into such documents). Such requests should be directed to Epoch Pharmaceuticals, Inc., Attention:
Sanford S. Zweifach, 1725 220th Street, S.E., No. 104, Bothell, Washington 98021, telephone number (206) 485-8566.

         The Company is not required to deliver an annual report to its stockholders; however, prior to the Company's 1996 annual meeting of stockholders, the Company distributed its Annual Report on Form 10-KSB for the fiscal year ended December 31, 1996, including audited financial statements, to its stockholders.

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                                2,875,000 SHARES



                          EPOCH PHARMACEUTICALS, INC.




                                  COMMON STOCK





                               __________________

                                   PROSPECTUS
                               __________________





                                December 9, 1996



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